UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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URBAN OUTFITTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Urban Outfitters, Inc. to be held at 10:30 a.m., on Tuesday, May 22, 2007, at our corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania.

The matters to be considered and voted upon are described in the 2007 Notice of Annual Meeting of Shareholders and the Proxy Statement that accompany this letter. It is important that your shares be represented and voted at the Annual Meeting. Kindly read the attached Proxy Statement, date and sign the enclosed proxy card and return the proxy card in the accompanying envelope.

I look forward to seeing you at the meeting and having the opportunity to review the business operations of Urban Outfitters with you.

Sincerely,

Richard A. Hayne

Chairman of the Board

DATE: April 13, 2007

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 22, 2007

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) at our corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania, on May 22, 2007 at 10:30 a.m., for the following purposes:

1.	To elect six Directors to serve for a term of one year.

2.	To consider a shareholder proposal.

3.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 26, 2007 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Glen A. Bodzy

Secretary

DATE: April 13, 2007

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Urban Outfitters, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held on Tuesday, May 22, 2007 at 10:30 a.m., at the corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania, and any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about April 20, 2007.

Only shareholders of record, as shown on the transfer books of the Company at the close of business on March 26, 2007 (“Record Date”), are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 165,084,463 of the Company’s Common Shares, par value $.0001 per share (the “Common Shares”) outstanding.

The Company’s Common Shares represented by an unrevoked proxy in the enclosed form, which has been properly executed and received prior to the Meeting, will be voted in accordance with the specifications made on such proxy. Any properly executed proxy received on a timely basis on which no specification has been made by the shareholder will be voted “FOR” the election of the nominees to the Board of Directors listed in this Proxy Statement, “AGAINST” the adoption of Proposal 2, and, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), in accordance with the judgment of the persons voting the Proxies upon such other matters as may come before the Meeting and any adjournments or postponements thereof. Any shareholder giving a proxy has the power to revoke it prior to its exercise either by giving written notice to the Secretary of the Company, by voting in person at the Meeting or by execution of a subsequent proxy.

Presence at the Meeting in person or by proxy of the holders of a majority of the Common Shares entitled to vote is necessary to constitute a quorum. Each Common Share entitles the holder to one vote on all matters presented at the Meeting. Proposal 1 regarding the election of directors will be determined by a plurality vote and the six nominees receiving the most “FOR” votes will be elected. Proposal 2 regarding the approval of a shareholder proposal and any other matters that may come before the Meeting will require the affirmative vote of a majority of the votes cast on the proposal. In all matters, an abstention or broker nonvote will not be counted as a vote cast.

PROPOSAL 1.    ELECTION OF DIRECTORS

The Company’s Bylaws provide for the Board of Directors to be composed of as many directors as are designated from time to time by the Board of Directors. Currently there are six Directors. The Board of Directors has designated six persons to serve as directors as of the Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees set forth below. Each Director shall be elected for a term of one year and shall serve until his successor is elected and qualified.

At the Meeting, six Directors will be elected. Unless otherwise directed, the persons named on the proxy intend to vote all valid proxies received by them “FOR” the election of the listed nominees. In the event any of the nominees shall be unable or unwilling to serve as a director, the persons named on the proxy intend to vote “FOR” the election of any person as may be nominated by the Board of Directors in substitution. The Company has no reason to believe that any of the nominees named below will be unable to serve as a Director if elected.

The nominees for election to the Board of Directors are Richard A. Hayne, Scott A. Belair, Harry S. Cherken, Jr., Joel S. Lawson III, Glen T. Senk and Robert H. Strouse. The Board of Directors has determined that Messrs. Belair, Cherken, Lawson and Strouse are independent under the listing standards of the NASDAQ Global Select Market (“NASDAQ”).

The following Directors will be nominated for reelection to terms scheduled to end in 2008:

RICHARD A. HAYNE	Director Since 1976

Mr. Hayne, 59, co-founded Urban Outfitters in 1970 and has been Chairman of the Board of Directors and President since the Company’s incorporation in 1976.

SCOTT A. BELAIR	Director Since 1976

Mr. Belair, 59, co-founded Urban Outfitters in 1970. He has served as Principal of The ZAC Group, a financial advisory firm, during the last fifteen years. Previously, he was a managing director of Drexel Burnham Lambert Incorporated. Mr. Belair is also a director of Hudson City Bancorp, Inc.

HARRY S. CHERKEN, JR.	Director Since 1989

Mr. Cherken, 57, has been a partner in the law firm of Drinker Biddle & Reath LLP in Philadelphia, Pennsylvania since 1984 and until January, 2007 served as Co-Chair of its Real Estate Group.

JOEL S. LAWSON III	Director Since 1985

Mr. Lawson, 59, is an independent consultant and private investor. From November 2001 until November 2003, he also served as Executive Director of M&A International Inc., a global organization of merger and acquisition advisory firms. From 1980 until November 2001,

Mr. Lawson was Chief Executive Officer of Howard, Lawson & Co., an investment banking and corporate finance firm. Howard, Lawson & Co. became an indirect, wholly-owned subsidiary of FleetBoston Financial Corporation in March 2001.

GLEN T. SENK	Director Since 2004

Mr. Senk, 50, has served as President of Anthropologie, Inc. since April 1994. Mr. Senk was named Executive Vice President of Urban Outfitters, Inc. in May 2002, and assumed responsibility for the Company’s Free People division in May 2003. Prior to joining the Company, Mr. Senk was Senior Vice President and General Merchandise Manager of Williams-Sonoma, Inc. and Chief Executive of the Habitat International Merchandise and Marketing Group in London, England. Mr. Senk began his retail career at Bloomingdale’s, where he served in a variety of roles including Managing Director of Bloomingdale’s By Mail. Mr. Senk serves as a director of Bare Escentuals, Inc.

ROBERT H. STROUSE	Director Since 2002

Mr. Strouse, 58, has served as Chief Operating Officer of Wind River Holdings, L.P. since 1999, and as its President since 2003. Wind River oversees a diversified group of privately owned industrial, service and real estate businesses.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE AT URBAN OUTFITTERS

Our business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman and President and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board and its committees. In addition, to promote open discussion among our non-employee Directors, those Directors meet in regularly scheduled executive sessions without the participation of management or employee Directors.

Board of Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation for our corporate governance is the Board’s policy that a majority of the members of the Board should be independent. We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and current NASDAQ Marketplace Rules regarding corporate governance policies and procedures. Our corporate governance documents comply with all requirements.

In accordance with our Bylaws, our Board of Directors has specified that, as of the date of our 2007 Annual Meeting, the number of Directors will be set at six. Four of our six Directors are non-employee Directors, and the Board of Directors has determined that each of these four Directors has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, and that each meets the objective requirements for “independence” under the NASDAQ Marketplace Rules. Therefore, the Board of Directors has determined that each of these four Directors is an “independent” Director under the standards currently set forth in the NASDAQ Marketplace Rules. The Directors who are not independent are Richard A. Hayne and Glen T. Senk. See also “Committees of the Board of Directors—Audit Committee” below.

During the Company’s fiscal year ended January 31, 2007 (“Fiscal 2007”), our Board of Directors held four meetings. Each member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he sits. From time to time, the Board acts by unanimous written consent as well.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating Committee. The charters of these Committees have been approved by our Board of Directors and are available on our corporate website (www.urbanoutfittersinc.com).

The following table presents information regarding the membership of our Board Committees as of the date of this Proxy Statement.

Current Board Committee Membership

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING COMMITTEE
Scott A. Belair	+	+X
Harry S. Cherken, Jr.			+
Joel S. Lawson III	+X	+
Robert H. Strouse	+	+	+X
Number of Meetings in Fiscal 2007*	8	6	1

+	Member
X	Chairperson
*	The Committees from time to time act by unanimous consent.

Audit Committee

The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Board of Directors. The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities to our shareholders and other constituencies. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties are to: (a) appoint (and terminate), compensate, and oversee the work of the independent accountants, including the audit plan, scope and procedures; (b) pre-approve, in accordance with its pre-approval policies, all audit services and permissible non-audit services provided by the independent accountants to the Company; (c) confirm and assure the independence of the independent accountants by reviewing and discussing the formal written statement and other periodic written reports received from the independent accountants regarding their objectivity and independence, including statements concerning other relationships and services that may affect their independence; (d) set clear hiring policies for employees and former employees of the independent accountants; (e) consider and review with the independent accountants and management the adequacy and effectiveness of the Company’s internal controls, including processes for identifying significant risks or exposures, and elicit recommendations for the improvement of such internal control procedures where desirable; (f) review with the independent accountants and management (i) the Company’s financial reporting (including financial statements and related footnotes), (ii) any significant changes required in the independent accountants’ audit plan, (iii) any material difficulties or disputes with management encountered during the course of the audit, (iv) other matters related to the conduct of the audit, (v) any material written communications provided by the independent accountants to management, and (vi) any legal and regulatory matters that may have a material impact on the financial statements; (g) review and approve all related party transactions; (h) establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding these issues; (i) report Committee actions to the Board with such recommendations as the Committee may deem appropriate; (j) prepare the audit committee report required to be filed with the SEC; (k) review and reassess the adequacy of the Audit Committee’s Charter annually and submit recommended amendments to the Board for approval; (l) investigate any matter brought to its attention within the scope of the Audit Committee’s duties, with the power to retain and determine the appropriate compensation for independent legal, accounting, financial and other advisors as the Committee may deem necessary or appropriate to carry out its duties, at the expense of the Company; and (m) enforce the Company’s Code of Conduct and Ethics. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended.

The Board of Directors has determined that each member of the Audit Committee is independent, under the independence standards discussed above, and that each member meets the additional standards of independence applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the listing standards of the NASDAQ Marketplace Rules. In addition, the Board of Directors has determined that each of Joel S. Lawson III and Scott A. Belair qualifies as an “audit committee financial expert” in accordance with the definition of “audit committee financial expert” set forth in Item 407(d)(5)(ii) of Regulation S-K, as adopted by the SEC.

Compensation Committee

The Compensation Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Board of Directors. The Compensation Committee is responsible for overseeing our compensation strategy and for the oversight and administration of our compensation programs including our stock incentive plans. The Compensation Committee reviews and approves performance targets, eligibility, participation and award levels for incentive compensation plans; approves and reports to the Board on the administration of compensation plans and the compensation of executives at specified salary levels; approves and makes recommendations to the independent members of the Board regarding the compensation of the President; selects participants and determines when options and other equity-based awards should be granted, the number of shares to be subject to each option or award, and other terms of the option or award; provided, however, that under the Company’s 2004 Stock Incentive Plan, the Chairman of the Board has discretionary authority to grant awards that cover 40,000 or fewer Common Shares to individuals not subject to Section 16 of the Securities Exchange Act of 1934, as amended. In addition, the Compensation Committee monitors aggregate share usage under our stock incentive plans and potential dilution resulting from the granting of options or awards. It also makes all other determinations involved in the administration of these stock incentive plans. The Board of Directors has determined that each member of the Compensation Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules. For a discussion of the role of executive officers and compensation consultants in determining executive and director compensation, see “Compensation of Executive Directors—Compensation Discussion and Analysis—Compensation Committee” and “—Role of Executive Officers in Establishing Compensation.”

Nominating Committee

The Nominating Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Board of Directors. The Nominating Committee, in consultation with our Chairman of the Board and President: (a) recommends to the Board for its selection (i) potential nominees for director to stand for election at the Company’s annual meeting of shareholders, including without limitation, those proposed by shareholders, and (ii) individuals to be considered by the Board to fill vacancies; (b) establishes criteria for selecting new directors; (c) conducts, or causes to be conducted, background and qualifications checks of new director candidates; and (d) evaluates directors before nomination for reelection. The Board of Directors has determined that each member of the Nominating Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules.

Director Nominations

The Nominating Committee recommends director nominees to the Board of Directors. The Nominating Committee seeks individuals who are qualified to be directors based on the committee’s judgment of the potential candidate’s experience, skills and knowledge of business and management practices. If needed, the Nominating Committee will use a third party search firm to assist in finding director candidates. No third parties were engaged to evaluate or assist in identifying potential director nominees in Fiscal 2007.

The Nominating Committee gives appropriate consideration to qualified persons recommended by shareholders for nomination as directors, when submitted prior to the shareholder proposal date referred to in the Proposals for 2008 Annual Meeting section in this Proxy Statement, provided such recommendations are accompanied by sufficient biographical information about the proposed nominee to permit the Nominating Committee to evaluate his or her qualifications and experience, as well as such person’s consent to being named in the Proxy Statement and to serving as a director if elected. Shareholders may submit director recommendations in writing to the Nominating Committee, at Urban Outfitters, Inc., 5000 South Broad Street, Building 543, Philadelphia, PA 19112.

Communications with Directors

Shareholders may communicate with members of the Company’s Board of Directors by writing, as applicable, to the full Board, a particular committee or a specific director at Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112, (Tel: 215-454-5500), (Fax: 215-454-4660).

Annual Meeting

Pursuant to the Company’s policy, the Directors are expected to attend the Company’s annual meetings of shareholders. All six of the Company’s current Directors attended last year’s annual meeting of shareholders.

Code of Conduct and Ethics

The Company has had a written code of conduct for a number of years. Our Code of Conduct and Ethics applies to the Company’s Directors and employees, including our President, Chief Financial Officer and Principal Accounting Officer. The Code includes guidelines relating to compliance with laws, the ethical handling of actual or potential conflicts of interest, the use of corporate opportunities, protection and use of the Company’s confidential information, accepting gifts and business courtesies, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code. The Code of Conduct and Ethics is available on the Company’s website at www.urbanoutfittersinc.com. The Company intends to post any amendments to or waivers of its Code of Conduct and Ethics (to the extent applicable to the Company’s President, Chief Financial Officer or Principal Accounting Officer) at this location on our website and also to disclose the waivers on a Form 8-K within the prescribed time period.

PROPOSAL 2.    SHAREHOLDER PROPOSAL

Shareholder Proposal and Shareholder’s Supporting Statement

The Amalgamated Bank LongView MidCap 400 Index Fund, 11-15 Union Square, New York, NY, 10003, the owner of 45,474 Common Shares, has given notice that it intends to present the following proposal for action at the Meeting:

“RESOLVED:    The shareholders urge the Board of Directors of Urban Outfitters, Inc. (“Urban Outfitters” or the “Company”) to adopt, implement and enforce a workplace code of conduct extending to its suppliers and vendors that would be based on the International Labor Organization’s (“ILO”) Conventions on workplace human rights, including the following principles:

1. All workers shall have the right to form and join trade unions and to bargain collectively (ILO Conventions 87 and 98).

2. Workers’ representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions (ILO Convention 135).

3. There shall be no discrimination or intimidation in employment; employers shall provide equality of opportunity and treatment regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics (ILO Conventions 100 and 111).

4. Employment shall be freely chosen. There shall be no use of forced (including bonded or voluntary) prison labor (ILO Conventions 29 and 105).

5. There shall be no use of child labor (ILO Convention 138).

SUPPORTING STATEMENT

At present, Urban Outfitters purchases a substantial portion of apparel from sources outside the United States. Urban Outfitters is a global corporation, and its international operations and sourcing arrangements can expose the Company to a variety of risks. This resolution is designed, therefore, to manage risks that the Company may become a party to serious human rights violations in the workplace.

The success of many Urban Outfitters’ businesses depends on consumer goodwill. Since Urban Outfitters’ brand names are among the Company’s most significant assets, the Company would benefit from adopting and enforcing a code of conduct based on ILO conventions that would ensure that the Company is not associated with human rights violations in the workplace. Such action would protect the Company’s brand name and/or its relationships with its customers and the numerous governments in countries where the Company does business.

Urban Outfitters does not have a labor code that the ILO principles stated above. A significant number of manufacturers and retailers, such as American Eagle Outfitters, Federated Department Stores, Gap Inc., H&M, Jones Apparel Group, Limited Brands, Nordstrom’s and VF, have adopted policies based on these ILO principles. We believe that Urban Outfitters should do so as well.

Also, institutional investors are increasingly concerned with the impact of Company workplace practices on shareholder value. A number of the world’s largest pension funds have adopted responsible contractor and workplace practice guidelines. In our view, the adoption and enforcement of an effective code of conduct would increase attractiveness to the institutional investor community.

We urge you to vote FOR this resolution.”

Board of Directors’ Response

The Board of Directors unanimously recommends voting against this proposal and believes that we have adequately addressed the matters raised by the proposal through the terms of our agreements with our outside vendors and through a compliance program for apparel products designed and produced in-house.

We believe in protecting the safety and working rights of the people who produce the goods sold in our stores and through our wholesale business, while recognizing and respecting cultural and legal differences found throughout the world. Among the standard terms we seek to include in our agreements with our outside vendors, those vendors and their suppliers are required to meet the following standards and conditions of employment:

•

subject to developing country exceptions under International Labor Organization (“ILO”) Convention 138, employees must be 15 years of age or older, unless local law requires a higher minimum age, in which case the higher age will apply;

•	manufacturing workers must be voluntarily employed and cannot be prisoners or any other kind of forced labor;

•	corporal punishment or any other kind of mental or physical coercion may not be used on manufacturing workers;

•	hiring decisions cannot be based on race, religion, gender, age, sexual orientation, disability, nationality, political opinion or union membership;

•	national laws regarding minimum wage, overtime and hours and benefits must be complied with;

•	employees must be furnished with safe and healthy working conditions in compliance with local laws; and

•	behavior, including gestures, language and physical contact, that is sexually coercive, threatening, abusive or exploitative is not permitted.

In addition, the standard terms we seek to include in our agreements with our outside vendors also require those vendors and their suppliers to manufacture products in compliance with all applicable laws and regulations, including environmental and safety laws and regulations.

With respect to apparel that is designed and produced by us in-house, we have implemented a compliance program that is monitored on an annual basis by buying offices. Our production facilities are either certified as in compliance with our program, or areas of improvement are identified and corrective follow up action is taken. All manufacturing facilities are required to follow applicable national labor laws, as well as international compliance standards regarding workplace safety, such as standards that require clean and safe working environments, clearly marked exits and paid overtime.

The shareholder making the proposal urges the Board of Directors to adopt a code of conduct that incorporates ILO standards. We believe that the measures described above result in treatment of workers that parallel the ILO standards in many respects, including with respect to prohibitions on involuntary or forced labor and the adoption of minimum age standards for our workers. We also seek to enforce ILO standards to the extent they are incorporated into applicable local laws, which is consistent with our desire to respect cultural and legal differences in the countries in which we do business.

We believe that we have adequately addressed the matters raised in the proposal and, for the foregoing reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company or its shareholders, and recommends that you vote “AGAINST” Proposal 2. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has otherwise indicated in voting the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 2.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the Meeting, other than those set forth in the attached notice and customary procedural matters. If any other matters should properly come before the Meeting or any adjournments or postponements thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the SEC, in accordance with the judgment of the persons voting such proxies.

COMPENSATION OF DIRECTORS

FISCAL 2007

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation ($)	Total ($)
Scott A. Belair	125,000	*	—	162,424	†**	—	—	—	287,424
Harry S. Cherken, Jr.	125,000	*	—	162,424	†**	—	—	—	287,424
Joel S. Lawson III	125,000	*	—	162,424	†**	—	—	—	287,424
Robert H. Strouse	125,000	*	—	162,424	†**	—	—	—	287,424

*	Represents Paid in Cash
†	The FAS 123R valuation of the options granted on May 23, 2006, using Black Scholes is $11.75 per share, so the grant date option valuation is $235,000 (20,000 shares at $11.75 per share). $162,424 represents the Fiscal Year accrual under FAS 123R. For a discussion of the assumptions utilized in the Black-Scholes calculation, please see Notes 2 and 8 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2007, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 30, 2007.
**	At the end of Fiscal 2007, all 20,000 shares from this option grant were not vested.

The Company has historically paid each director who is not also an employee of the Company (“Outside Directors”) two cash installments consisting of (i) a $75,000 payment following election as a Director at the applicable Annual Meeting of Shareholders, and (ii) a $75,000 payment in February following completion of the fiscal year, as well as reimbursement for expenses incurred in connection with their activities as Directors. Following the Company’s 2006 Annual Meeting of Shareholders, the Board of Directors approved a change in the compensation of Outside Directors, reducing the cash installments payable to the Outside Directors to (i) a $50,000 payment following election as a Director at the applicable Annual Meeting of Shareholders, and (ii) a $50,000 payment in February following completion of the fiscal year. As a result of this change, each Outside Director received a payment of $50,000 following his election at the 2006 Annual Meeting of Shareholders, bringing total cash compensation for each Outside Director to $125,000 for Fiscal 2007.

During Fiscal 2007, the Company granted, on a discretionary basis, each Outside Director the option to purchase 20,000 Common Shares under the Company’s 2004 Stock Option Plan. The exercise price of the non-qualified stock options granted under the Plan was $19.77.

All directors and their immediate families are eligible to receive discounts on our merchandise through use of discount cards issued to them and in accordance with our employee merchandise discount policy.

The Board of Directors believes it is good corporate practice to periodically review and reevaluate the total compensation paid to the Company’s Outside Directors for their service on the Board of Directors, including the cash and equity components of that compensation. The Board of Directors intends to review the compensation paid to the Outside Directors following the Meeting and will make any adjustments it deems appropriate.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Company Objectives

The Company’s compensation program is designed to support its primary objective of building compelling brands that connect with the chosen customer on an emotional level. Delivering value to the customer by excelling at ‘experiential retailing’ is the foundation for the long-term maximization of shareholder value.

Design of Compensation Program

General

In furtherance of our primary objective, our compensation program is designed to motivate executives to maximize shareholder value and grow our brands, both in the short-term and the long-term, by rewarding executives for doing so. These long standing compensation policies were designed and approved by management, the Compensation Committee or the Board of Directors as appropriate. We have identified the first step in attaining these objectives as having superior executives in place, and as such, our compensation program’s initial purpose is to attract new candidates and retain the ones we have. This requires our compensation to be competitive in the marketplace. Next, our program provides annual performance-based compensation to executive officers for the achievement of specific shorter-term goals that have been determined by the Compensation Committee based on recommendations by the Chairman of the Board (hereinafter “Chairman”). Moreover, through stock options, we attempt to align the compensation of our executives with the interests of the shareholders and motivate our executives to achieve the Company’s longer-term goals.

Long-Term versus Currently Paid Out Compensation

Current compensation paid to executive officers includes base salaries, which are paid periodically throughout the fiscal year, and performance bonuses, which are awarded at the end of the year. The Company’s long-term compensation is comprised of stock options and, in one case in fiscal year 2005, a restricted stock award. The Company has long believed that the characteristics of stock options, particularly their extended vesting periods, leverage and the deferral of taxation until exercise, were closely aligned with maximizing shareholder value and supporting its long-term growth strategies, and were favorable to the Company from both a cash flow and, prior to the adoption of FAS 123R, an earnings statement perspective.

The Company does not have deferred compensation plans or programs or a retirement plan because it does not believe that these plans are the best way to support its goal of maximizing shareholder value. Furthermore, the Company believes that there are costly regulatory and administrative burdens involved with the administration of these plans. As a matter of practice and philosophy, the Company has significantly limited the scope and/or value of perquisites provided to named executive officers.

The Company’s compensation structure attempts to balance the need of the named executives for current income with the Company’s need to create long-term incentives that are directly tied to the growth in shareholder value. There is no pre-determined allocation between current and long-term compensation; the Compensation Committee maintains flexibility in this regard. Historically, however, stock options and shareholdings have provided the majority of income that named executives have derived from their employment with the Company. In recognition of this, the Compensation Committee takes the performance of the Company’s Common Shares (and therefore the perceived value of them to the executive) into consideration when making compensation decisions for each executive. Still, different positions may yield a different balance in light of what the Compensation Committee decides will best further the Company’s objectives. For example, the brand divisional Presidents have maximum bonus potential that exceeds base salary. This reflects the Company’s emphasis on the specific performance goals tied to the bonus for these particular executives. For the Chief Financial Officer and the General Counsel, for example, base salary exceeds the maximum bonus potential. A significant portion of both officers’ bonus plans are tied to overall Company sales and profitability metrics rather than those of specific brands. For the Chairman, both the salary and bonus plan take into account the fact that the Chairman beneficially owns a substantial number of Common Shares of the Company. The different elements of compensation are discussed more fully below in “—Elements of Compensation.”

Operation and Process

Compensation Committee

The Company’s Compensation Committee, acting pursuant to its charter, sets the amount of each element of compensation for each named executive officer. The Compensation Committee generally holds meetings at least four times a year, and compensation amounts for executive officers for the coming fiscal year are generally set in February.

The Compensation Committee is comprised of three members, Scott A. Belair (who is the committee’s chairman), Joel S. Lawson, and Robert H. Strouse. All members are “independent” directors, as defined by the NASDAQ Marketplace Rules. The Compensation Committee Charter is available on the Company’s website (www.urbanoutfittersinc.com), under “Financial Overview—Corporate Governance.” The charter is reviewed by the Compensation Committee on an annual basis and revised as warranted.

Compensation Committee Consultant

The Compensation Committee directly engages PricewaterhouseCoopers LLP as a compensation consultant to provide advice on executive compensation matters, and it has performed such duties in Fiscal 2007. The committee and the Board of Directors have discretion to hire and fire the consultant, as described in the Compensation Committee’s Charter. The committee determines the scope of the consultant’s review. In Fiscal 2007, the committee asked the consultant to evaluate non-executive directors’ compensation and equity plan grant guidelines and equity plan design alternatives for all executive officers and other key employees, as well as to attend the Compensation Committee meeting in November 2006. The consultant did not make recommendations related to compensation levels of executive officers or other employees for Fiscal 2007. PricewaterhouseCoopers LLP sends its invoices for consulting services directly to the Compensation Committee, which reviews the invoices and then forwards them to the Company for payment.

In Fiscal 2007 the Company did not separately retain the services of a compensation consultant for the purposes of analyzing or of recommending compensation or compensation programs for its executive officers.

Role of Executive Officers in Establishing Compensation

The Company’s Chairman does not participate in the determination of compensation policies by the Compensation Committee. The Chairman does consult with the committee in determining compensation levels for each named executive officer, and the committee takes his assessment of the performance of each of the executive officers (other than his own) into consideration when weighing the factors and setting compensation. In addition, the Chairman is invited to attend portions of certain meetings as needed. The Chief Administrative Officer, Freeman Zausner, regularly attends scheduled meetings of the Compensation Committee.

The Chairman has the primary role in making recommendations to the Compensation Committee regarding the assessment and design of programs, plans and awards. He is assisted by the General Counsel, the Chief Financial Officer, the Chief Administrative Officer, the Executive Vice-President and the Controller, who provide him with information and input on these items.

Elements of Compensation

The Company’s compensation program is comprised of three main elements: (1) base salary, (2) performance bonus, and (3) stock options.

Selection of Elements

The Compensation Committee has selected base salary, performance bonus and stock options because it believes such a compensation package, taken as a whole, is both competitive in the marketplace and reflects directly on the executive’s responsibility to maximize shareholder value and grow our brands. The rationale for the selection of each particular element is discussed in detail below.

Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives

The Compensation Committee reviews the amounts payable to each executive under each individual element of compensation, as well as the aggregate amount of compensation to such executive, in making compensation decisions.

Base Salaries

Base salary is determined by position, experience and competitive market factors for comparable talent. Inasmuch as the main objective of the compensation plan is maximizing shareholder value, the Company generally seeks to set base salaries at or near prevailing market rates for comparable levels of responsibility in specialty retail so as to reduce the levels of committed compensation expense on the Company’s financial statements as well as the cash cost to the Company. The Company believes that it needs to offer competitive base salaries in order to retain and attract superior personnel, which is a key step in achieving its primary objectives.

Performance Bonuses

The Company’s executive officers are eligible to receive cash incentive bonuses under the Company’s Executive Incentive Plan based on the achievement of performance targets established in advance. In setting performance objectives, the Compensation Committee sets forth specific targets in line with its ultimate objectives. We believe that this plan presents the executive with clear, quantified objectives that, if achieved, will maximize shareholder value and further the growth of our brands. The fact that the executive will then be rewarded for meeting or exceeding these objectives provides an incentive for him or her to do so.

The Compensation Committee determines the employees eligible to participate in the Executive Incentive Plan, the performance criteria and targets they will be judged upon, and the corresponding percentage of base salary awarded to each participant for meeting each target. The specific design of the Company’s performance bonus plan is tied to those actions and performances which directly or indirectly contribute to achieving or surpassing the Company’s operating profit budgets and plans, and realizing its overall growth strategies.

In the future the Company may reassess the role and scope of performance-based bonuses in the context of the new rules regarding the expensing of stock options.

Eligibility

The Compensation Committee determines eligibility for performance bonuses for executive officers at the beginning of the fiscal year based on the Company’s financial budgets and operating plans and the roles that the executives have in achieving those objectives.

Setting Performance Criteria and Targets

The Compensation Committee sets the performance criteria for each participant at the beginning of the fiscal year. The criteria may be based on the performance of the participant, a division, the Company as a whole or a subsidiary of the Company, at the committee’s discretion. Performance criteria may include, depending on the particular participant: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel. The Compensation Committee determines which performance criteria are appropriate for each participant. The committee may also take into account the opinion of the named executive officer as to which criteria he or she feels is the best indicator of his or her performance.

Specifically, the Compensation Committee sets criteria based on whether the executive officer has merchant responsibility. Typically, the primary criteria of the performance bonus plans for executives with merchant responsibilities, such as President of Anthropologie Brand or President of Urban Outfitters Brand, are sales and operating profits, number of new stores opened and management of inventory levels. Sales, operating profits and stores opened criteria are used for the Chairman, who has overall merchant responsibility. For executive officers who do not have merchant responsibilities, such as the Chief Financial Officer and the General Counsel, the criteria generally include sales and operating profits goals, meeting or exceeding functional area budgets, functional area performance ratings and the number of store openings and their timing.

Each performance criterion is then assigned a performance target. For example, for the criterion of “number of new stores opened,” the target would be the Company’s goal for a specified number of stores opened, consistent with the operating budget and with the brand growth strategies. Or, for the criterion of “sales and operating profits,” the target would be meeting or exceeding the Company’s financial budgets for the fiscal year, or by meeting or exceeding “stretch” goals for the fiscal year. The thresholds for the functional areas budgets are determined by the operating budget and its goal of leveraging selling, general and administrative expenses as top line revenue grows, and those for performance ratings are driven by the brands’ assessments of the functional areas.

Finally, the Compensation Committee establishes a schedule or matrix for each participant showing the percentage of base salary payable as a performance bonus that corresponds to the specified performance target. The specific amounts for each performance target are determined by assessing the profit contribution attained by meeting various targets, by measuring the compensation outcomes achieved by meeting those targets while taking into account total compensation from base salary, bonus and stock options.

Role of Named Executive Officers in Determining Performance Factors

The Chairman’s compensation plan reflects his commitment to growing shareholder value and he has asked the Compensation Committee to express that commitment in his compensation plan. As such, his performance bonus is based upon: (i) total Company sales and profits meeting or exceeding the budget or reforecast for Fiscal 2007; (ii) total Company sales and profits meeting or exceeding “stretch” goals for Fiscal 2007; and (iii) meeting the Company’s goal for opening new stores during Fiscal 2007.

With respect to the performance bonus factors of all other named executive officers, the Chairman makes recommendations to the Compensation Committee, which it considers when setting the performance bonus plans.

Measuring Achievement; Payment of Bonuses

At the end of the year, the Compensation Committee determines the extent of achievement of the pre-established performance targets for each criterion. The level of achievement attained is applied to the schedule to determine the individual’s adjusted performance percentage, which is then multiplied by the individual’s target award. For example, each brand will have its own bonus levels for sales and profitability set at meeting budget and stretch goals. The Compensation Committee has the discretion to award that amount or reduce the award payable if it believes such action would be in the best interest of the Company and its shareholders. At the end of a year, the Compensation Committee also has the ability to grant cash bonuses to non-named executive officers. This did not occur in Fiscal 2007.

In Fiscal 2007, the Company did not meet either budget or stretch goals for sales or operating profits. The Company did achieve its objectives for number of store openings. Overall, named executive officers realized 10% of their maximum achievable performance bonuses, with a range of 0% to 27% of maximum achievable bonus.

The Company did not modify any performance targets during Fiscal 2007 to reflect changes in the financial budgets or goals upon which the performance targets and awards were based. If the Company were to change such financial budgets in the future, however, the Compensation Committee would have discretion to adjust bonus awards accordingly where it believes it is warranted in light of the objectives of the compensation program.

The Compensation Committee takes historical sales and operating profit performance into account in the development of the performance targets upon which performance bonuses are based.

Stock Incentives

The Compensation Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of the Company’s shareholders. Where executives are shareholders themselves, the executives will realize a direct benefit by achieving the objective of maximizing shareholder value. In addition, as shareholders, executives would stand to benefit from successful growth of the Company’s brands to the extent that this would increase the value of their shareholdings. Accordingly, the Company’s executives are eligible to receive stock options, stock appreciation rights, restricted stock and/or restricted stock units under the Company’s stock incentive plans, which have all been approved by the Company’s shareholders. The Company has in place three stock option plans, including the 2004 Stock Incentive Plan, the 2000 Stock Incentive Plan, and the 1997 Stock Option Plan (collectively, the “Plans”).

The committee believes that including stock options in the compensation program serves the Company’s longer-term goals. Whereas base salary and performance bonuses compensate for achievement of shorter-term goals, it is anticipated that stock options motivate the executive to focus on the Company’s long-term success because the value of the options generally cannot be realized for several years. To date, the committee has granted only time-based stock options and in one instance, a restricted stock award.

The exercise price of stock options is Fair Market Value of the Company’s Common Shares on the date of the grant, as defined in the Plans. Awards granted pursuant to the Company’s 2004 Stock Incentive Plan may be subject to performance-based vesting conditions; although to date, all stock options have been time-based.

The Compensation Committee determines whether to grant stock options and the size of the grant to each executive officer based upon its subjective assessment. The committee evaluates the executive officer’s performance after taking into consideration prior years’ grants, the organizational impact of the executive officer and the need to respond to competitive conditions in order retain executive officers and attract new candidates. There were no stock option grants to executive officers in Fiscal 2007.

The anti-dilution provisions of the Company’s 2004 Stock Incentive Plan and 2000 Stock Incentive Plan were amended on November 14, 2006 by the Board of Directors for the purpose of removing any ambiguity regarding the mandatory nature of those anti-dilution provisions, and to clarify that the Compensation Committee has discretion only with respect to the manner of the adjustment to ensure that equitable and proportionate adjustments are made.

Timing

The Company generally considers once-a-year grants to a broad group of executives and managers, including named executive officers, typically around the time of its Annual Meeting of Shareholders, and at other times for business purposes related to employee promotions, or retention, or new hires. The Company makes grants which are effective on or after the date when the Stock Option Plan Administrator, the Compensation Committee, or, for grants of 40,000 or fewer shares, the Chairman of the Board approves the grant. The Company does not time option grants with respect to the release of positive or negative material non-public information.

Potential Payments Upon Changes in Control; Certain Corporate Transactions

All of the Plans provide that in the event of a “change in control” of the Company, all remaining unvested options and restricted stock awards will immediately vest and become exercisable, as applicable. “Change in control” is defined to include an event in which any person or group acquires majority beneficial ownership of the Company, other than Richard A. Hayne or benefit plans sponsored by either the Company or its subsidiaries. The basis for the change in control provisions is that they are consistent with previous Company plans, customary in industry practice and competitive in the marketplace. Assuming a change in control of the

Company occurred on January 31, 2007, (i) Glen T. Senk would have received full vesting of restricted stock units in an amount equal to $9,760,000; (ii) John E. Kyees would have received full vesting of stock options in an amount equal to $1,214,400; and (iii) Glen A. Bodzy would have received full vesting of stock options in an amount equal to $739,600.

In the event of certain corporate transactions (such as a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), the Compensation Committee has discretion to terminate all or a portion of outstanding options and stock appreciation rights, effective as of the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company. If the committee decides to terminate, the holder will have the right to exercise outstanding options and stock appreciation rights on at least seven days’ notice. The basis for selecting these corporate transactions as a triggering event for potential termination by the Compensation Committee is that it is customary in industry practice.

Additional Types of Compensation

In addition to the three main elements, the Company provides additional compensation to its executive officers in the form of: (i) a 401(k) matching contribution which is available to all employees who have completed six months of service, which is $0.25 on every $1.00 of employee deferral up to 6% of salary match, with a vesting schedule of 20% a year for five years, and with the deferral limited by applicable law; (ii) a Christmas bonus, capped at $5,000; and (iii) employee awards made to all staff with fixed dollar amounts for terms of service, in five-year service increments, ranging from $1,000 for 10 years of service to $15,000 for 30 years of service. In Fiscal 2007, no named executive officer received a service bonus.

Benchmarking

In line with the Company’s goal of understanding competitive compensation, on an annual basis the Company and the Compensation Committee review a report that compares compensation for named executive officers and key employees to the National Retail Federation’s Retail Compensation and Benefits Survey. For 2006, this report was prepared by Mercer Consulting. The Company participates in this survey and on a confidential basis supplies compensation information for the survey.

The two compensation elements utilized in this report for a broad base of Company positions are base salaries and bonuses. The Company uses the industry data as a reference point only but does not actively determine compensation based upon this report. The primary purpose of this comparison is to understand how the Company’s compensation is positioned against its peers. The important role and potential compensation benefit of stock options for Company employees has always made any direct comparisons very difficult and therefore, to date, the Company has not relied on any benchmarking analysis for determining either base salary or performance bonuses.

Additionally, the Compensation Committee also takes the Company’s own historical data into consideration to insure that compensation increases are consistent with the growth in responsibility and operating profit of its executives. Each year the committee reviews a summary of all of the Company’s named executive officer and key management personnel compensation for the previous fiscal year as well as prior fiscal years. All historical data is viewed with the operating results and responsibilities of management personnel and specific performance.

Compensation Committee Discretion

The factors related to increasing the compensation and potential compensation from bonuses of named executive officers from year-to-year takes into account increased sales and profitability, performance and measurably increased responsibilities, with a focus on both performance and the leveraging of selling, general and administrative expenses. Historically, the Company has not decreased base salaries or the bonus potential of named executive officers. This is because its history of growth has led to larger responsibilities for its named executive officers and because as a matter of philosophy, it does not generally reduce these compensation elements for existing employees.

As stated above, the Compensation Committee has discretion in the granting of Performance Bonus Awards and can grant awards to named executive officers, at its discretion, even if specified performance goals are not achieved. This was not done in Fiscal 2007, but could be done in the future to reward specific performance achievements in an instance where the actual criteria for a performance bonus were not met or for purposes of retention.

Pursuant to the 2004 Stock Incentive Plan, the Compensation Committee has discretion to accelerate the date on which options or stock appreciation rights may be exercised, and may accelerate the date of termination of the restrictions applicable to restricted stock and restrict stock units if it determines that to do either would be in the best interests of the Company and the plan participants.

The Company at present has no employment agreements or contracts with its named executive officers and has no policies for post termination compensation arrangements. In the future, however, the Company may, in its sole discretion, decide to provide some form of severance in the event that a named executive officer’s employment ceases. No named executive officers separated from the Company in Fiscal 2007 and no such payments were made.

Tax and Accounting Considerations

Historically, the Company has believed that the tax and accounting treatments of stock options were a favorable factor in its granting of them. The advent of FAS 123R and the change in accounting treatment accorded the granting of stock options has changed that assessment.

The applicability of Section 162(m) of the Internal Revenue Code may affect the tax deductibility of certain portions of named executive officers’ compensation. Wherever possible, the Company structures compensation for its executive officers in a way that preserves tax deductibility under Section 162(m).

The Company does not usually consider the tax consequences to named executive officers of cash compensation or of equity based compensation, though it considers the tax treatment to the Company for non-qualified options and the non-qualifying disposition of qualified options to be favorable.

Security Ownership Guidelines

The Company has no policy that requires or that sets guidelines for the ownership of Common Shares of the Company; nor does it have any policy on the hedging of economic risk of such ownership or of vested stock options, other than requiring full compliance with all applicable laws.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(1) ($)		Total ($)
Richard A. Hayne, Chairman and President, Urban Outfitters, Inc. (Principal Executive Officer)	2007	366,410	5,000	—	—	50,000	—	25,367	(2)	446,777

John E. Kyees, Chief Financial Officer Urban Outfitters, Inc. (Principal Financial Officer)	2007	411,585	5,000	—	159,502	—	—	4,175	(3)	580,262

Glen T. Senk, President, Anthropologie, Inc., Executive Vice President, Urban Outfitters, Inc.	2007	577,218	5,000	—	—	50,000	—	3,438	(4)	635,656

Tedford A. Marlow, President, Urban Outfitters Retail	2007	436,676	5,000	—	—	50,000	—	205	(5)	491,881

Glen A. Bodzy, Secretary and General Counsel Urban Outfitters, Inc.	2007	281,085	5,000	—	78,869	30,000	—	3,329	(6)	398,283

(1)	Includes matching cash contributions in Fiscal 2007 by the Company under the Urban Outfitters 401(k) Savings Plan of $3,259 for Mr. Hayne, $3,236 for Mr. Senk, $3,867 for Mr. Kyees and $3,236 for Mr. Bodzy.
(2)	Includes life insurance premiums and automobile insurance premiums paid by the Company for Mr. Hayne in the amount of $5,948 and $16,160, respectively.
(3)	Includes life insurance premiums paid by the Company for Mr. Kyees in the amount of $308.
(4)	Includes life insurance premiums paid by the Company for Mr. Senk in the amount of $202.
(5)	Includes life insurance premiums paid by the Company for Mr. Marlow in the amount of $205.
(6)	Includes life insurance premiums paid by the Company for Mr. Bodzy in the amount of $93.

GRANTS OF PLAN-BASED AWARDS

FISCAL 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard A. Hayne (2)	—	100,000	220,000	—	—	—	—	—	—
John E. Kyees (3)	—	120,000	220,000	—	—	—	—	—	—
Glen T. Senk (4)	—	300,000	750,000	—	—	—	—	—	—
Tedford A. Marlow (5)	—	180,000	455,000	—	—	—	—	—	—
Glen A. Bodzy (6)	—	55,000	110,000	—	—	—	—	—	—

(1)	For a further discussion on how the Compensation Committee determines the criteria for the Company’s executive officers’ performance bonuses, please see “Compensation Discussion and Analysis—Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives—Performance Bonuses” above.
(2)	Target amounts for Richard A. Hayne for Fiscal 2007 are dependent upon meeting performance criteria established by the Compensation Committee for: (i) sales and profits meeting budget and/or “stretch” goals and (ii) number of new stores opened.
(3)	Target amounts for John E. Kyees for Fiscal 2007 are dependent upon meeting performance criteria established by the Compensation Committee for: (i) sales and profits meeting budget and/or “stretch” goals and (ii) the functional areas under his supervision operating at or above budgeted goals.
(4)	Target amounts for Glen T. Senk for Fiscal 2007 are dependent upon meeting performance criteria established by the Compensation Committee for: (i) sales and profits for Anthropologie and Free People meeting budget and/or “stretch” goals; (ii) number of new Anthropologie and Free People stores opened; and (iii) meeting target percentages of inventory and sales increase.
(5)	Target amounts for Tedford A. Marlow for Fiscal 2007 are dependent upon meeting performance criteria established by the Compensation Committee for: (i) retail sales and profits for Urban Outfitters meeting budget and/or “stretch” goals; (ii) direct sales and profits for Urban Outfitters meeting budget and/or “stretch” goals; (iii) number of new Urban Outfitters stores opened; (iv) meeting target percentages of inventory and sales increase; and (v) meeting targeted hiring goals.
(6)	Target amounts for Glen A. Bodzy for Fiscal 2007 are dependent upon meeting performance criteria established by the Compensation Committee for: (i) sales and profits meeting budget and/or “stretch” goals and (ii) number of new stores opened.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Richard A. Hayne	—		—		—	—	—	—	—	—	—

John E. Kyees	120,000		80,000	(1)	0	9.22	11/23/2011	—	—	—	—
	600,000		0		0	14.35	6/20/2014	—	—	—	—

Glen T. Senk	1,600,000		0		0	14.35	6/20/2014	—	—	—	—
	100,000	(2)	0		0	31.11	11/17/2015	—	—	—	—
	—		—		—	—	—	—	—	400,000	9,760,000	(3)

Tedford A. Marlow	1,000,000		0		0	1.47	7/23/2011	—	—	—	—
	100,000	(4)	0		0	31.11	11/17/2015	—	—	—	—

Glen A. Bodzy	8,000		0		0	3.37	5/18/2009	—	—	—	—
	48,000		0		0	1.08	8/31/2010	—	—	—	—
	128,000		0		0	1.43	8/8/2011	—	—	—	—
	120,000		40,000	(5)	0	5.91	9/5/2013	—	—	—	—
	80,000	(6)	0		0	31.11	11/17/2015	—	—	—	—

(1)	Represents options remaining from original grant of 200,000, which vest 20% per year over a five year period beginning one year from grant date, which was November 24, 2003.
(2)	Options vested in their entirety on January 18, 2006. All Common Shares acquired upon exercise of these options are required to be held by Mr. Senk until November 18, 2010.
(3)	Calculated by multiplying our closing market price on January 31, 2007 by the number of restricted stock units that have not vested.
(4)	Options vested in their entirety on January 18, 2006. All Common Shares acquired upon exercise of these options are required to be held by Mr. Marlow until November 18, 2010.
(5)	Represents options remaining from original grant of 160,000, which vest pursuant to a four year, 25% vesting schedule commencing September 5, 2004.
(6)	Options vested in their entirety on January 18, 2006. All Common Shares acquired upon exercise of these options are required to be held by Mr. Bodzy until November 18, 2010.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard A. Hayne	—	—	—	—
John E. Kyees	—	—	—	—
Glen T. Senk	—	—	—	—
Tedford A. Marlow	175,000	2,938,915	—	—
Glen A. Bodzy	—	—	—	—

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company’s Board of Directors (collectively, the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007 for filing with the SEC.

The foregoing report is provided by the following Directors, who constitute the Compensation Committee:

Scott A. Belair, Chairman of the Compensation Committee

Joel S. Lawson III

Robert H. Strouse

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Shares for (a) each person known to the Company who beneficially owns more than five percent of the Company’s outstanding Common Shares, (b) each director and Named Officer for fiscal 2007 and (c) all current directors and executive officers of the Company as a group. The number of shares beneficially owned is as of February 13, 2007, unless otherwise indicated, and all percentages are calculated based on the shares outstanding as of February 13, 2007. Unless otherwise indicated: (a) the address of each of the beneficial owners identified is 5000 South Broad Street, Philadelphia, PA 19112, (b) each person has sole voting and dispositive power with respect to all such shares and (c) the table represents beneficial ownership as of February 13, 2007.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Richard A. Hayne (1)	48,066,382	29.1%
Ziff Asset Management L.P. (2)	14,838,105	9.0%
Maverick Capital, Ltd. (3)	9,121,034	5.5%
Scott A. Belair (4)	4,126,000	2.5%
FMR Corp. (5)	3,142,108	1.9%
Glen T. Senk (6)	2,105,064	1.3%
Tedford G. Marlow (7)	1,100,000	*
John E. Kyees (8)	720,000	*
Harry S. Cherken, Jr. (9)	647,800	*
Joel S. Lawson III (10)	420,400	*
Glen A. Bodzy (11)	388,772	*
Robert H. Strouse (12)	290,000	*
All beneficial owners of more than 5% of the Company’s outstanding Common Shares, current directors and executive officers as a group (11 persons) (13)	58,372,146	34.1%

*	Less than one percent of the outstanding class of Common Shares.
(1)	Includes 3,492,306 Common Shares owned by the Irrevocable Trust of Richard A. Hayne, 3,492,306 Common Shares owned by the Irrevocable Trust of Elizabeth Van Vleck, 447,740 Common Shares owned by the Hayne Foundation and 23,640 Common Shares allocated under the Company’s 401(k) Savings Plan. Excludes 1,065,984 Common Shares beneficially owned by Mr. Hayne’s spouse, as to which he disclaims beneficial ownership.
(2)

Based on information provided pursuant to a Schedule 13G/A filed jointly by Ziff Asset Management, L.P. (“ZAM”), PBK Holdings, Inc. (“PBK”), Phillip B. Korsant and ZBI Equities, L.L.C. (“ZBI”) on February 12, 2007. According to the Schedule 13G/A, as of December 31, 2006, ZAM was the owner of record of all of the shares of Common Shares reported therein. According to the Schedule 13G/A, as of December 31, 2006, each of PBK, Philip B. Korsant, and ZBI may be deemed to beneficially own the Common Shares reported therein as a result of the direct or indirect power to vote or dispose of such stock. The address for each person given in the Schedule 13G/A is 283 Greenwich Avenue, Greenwich, CT 06830.

(3)

Based on information provided pursuant to a Schedule 13G/A filed jointly by Maverick Capital, Ltd. (“Maverick”), Maverick Capital Management, LLC (“Capital Management”) and Lee S. Ainslie III on February 14, 2007. According to the filing: (i) the Schedule 13G/A relates to Common Shares held for the accounts of Maverick’s clients, for which it is granted sole investment discretion; (ii) Capital Management is the general partner of Maverick; and (iii) Mr. Ainslie is a manager of Maverick. According to the Schedule 13G/A, as of December 31, 2006, Maverick was deemed to beneficially own 9,121,034 Common Shares. The address of record for Maverick and Maverick Capital Management, LLC given in the Schedule 13G/A is 300 Crescent Court, 18th Floor, Dallas, TX 75201. The address of Mr. Ainslie is given as 767 Fifth Avenue, 11th Floor, New York, NY 10153.

(4)	Excludes 1,026,672 Common Shares owned by Trust U/A/D April 16, 1993 by Scott A. Belair as grantor and Steven D. Burton as Trustee, as to which Mr. Belair disclaims beneficial ownership. Includes 690,000 Common Shares subject to presently exercisable options.
(5)	Based on information provided pursuant to a Schedule 13G/A filed jointly by FMR Corp., Fidelity Management & Research Company (“Fidelity”) and Edward C. Johnson III on December 11, 2006. As of November 30, 2006, FMR Corp. and Mr. Johnson were each deemed to beneficially own 3,142,108 Common Shares. According to the cover pages of the Schedule 13G/A, FMR Corp. has sole voting power with respect to 1,608 of Common Shares, and Mr. Johnson does not have or share any voting power with respect to any Common Shares. Fidelity beneficially owns 3,141,900 Common Shares, but FMR Corp. and Mr. Johnson have the sole power to dispose of those shares. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity. The address for each person is 82 Devonshire Street, Boston, MA 02109.
(6)	Includes 1,700,000 Common Shares subject to presently exercisable options and 5,064 Common Shares allocated under the Company’s 401(k) Savings Plan. Includes 400,000 restricted Common Shares granted by the Company’s Board of Directors.
(7)	Includes 1,100,000 Common Shares subject to presently exercisable options.
(8)	Includes 720,000 Common Shares subject to presently exercisable options.
(9)	Includes 450,000 Common Shares subject to presently exercisable options and 4,400 Common Shares held by a trust of which Mr. Cherken is a trustee.
(10)	Includes 310,000 Common Shares subject to presently exercisable options and 14,400 Common Shares held by a trust of which Mr. Lawson is a trustee.
(11)	Includes 384,000 Common Shares subject to presently exercisable options and 772 Common Shares allocated under the Company’s 401(k) Savings Plan.
(12)	Includes 290,000 Common Shares subject to presently exercisable options.
(13)	Includes 6,132,000 Common Shares subject to presently exercisable options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Belair, Mr. Lawson and Mr. Strouse. No member of the Compensation Committee is or was during Fiscal 2007 an employee, or is or ever has been an officer, of the Company or its subsidiaries. No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Company’s Board or Compensation Committee. Please see “Certain Business Relationships” below with respect to Mr. Belair.

CERTAIN BUSINESS RELATIONSHIPS

Chairman and President Richard Hayne’s wife, Margaret Hayne, son, David Hayne and brother, Rodger Hayne, are employed by the Company. Mrs. Hayne received aggregate compensation, including bonuses, of $166,026.78 for her services with the Company during Fiscal 2007.

Harry S. Cherken, Jr., a director of the Company, is a partner in the law firm of Drinker Biddle & Reath LLP, which provided legal services to the Company in Fiscal 2007 and is expected to continue to do so in the future. Drinker Biddle & Reath LLP has received customary compensation for these services of $1,493,293.67.

The McDevitt Company, a real estate company, acted as a broker in substantially all of the Company’s new real estate transactions during Fiscal 2007. The Company has not paid any compensation to The McDevitt Company, but the Company has been advised that The McDevitt Company has received commissions from other parties to such transactions. Wade L. McDevitt is the brother-in-law of Scott Belair, one of the Company’s directors, and is president and the sole shareholder of The McDevitt Company.

Pursuant to the terms of the Company’s Code of Conduct and Ethics, which applies to all of the Company’s directors, officers and employees, conflicts of interest are prohibited unless otherwise waived by the Board of Directors or allowed under guidelines approved by the Board of Directors. Under the Code of Conduct and Ethics, a conflict of interest can arise whenever a person’s private interests interfere in any way with the interests of the Company, including when a director, officer or employee takes actions or has interests that make it difficult for such person to perform his or her work objectively and effectively, or when a member of such person’s family receives improper personal benefits. Each of the relationships described above has been reviewed and approved by the Board of Directors.

RELATIONSHIP WITH AUDITORS

On May 24, 2005, the Audit Committee approved the engagement of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accounting firm.

Deloitte & Touche has performed audit services, including the issuance of their audit opinion for the fiscal years ended January 31, 2007 and 2006. During the fiscal years ended January 31, 2005 and 2004, the Company did not consult with Deloitte & Touche regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

KPMG LLP (“KPMG”) performed audit services including the issuance of their audit opinion for the fiscal years ended 2005 and 2004. The audit reports of KPMG on the Company’s consolidated financial statements as of and for the fiscal years ended January 31, 2005 and 2004, as well as the audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2005 and the effectiveness of internal control over financial reporting as of January 31, 2005, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with its audits for the fiscal years ended January 31, 2005 and 2004, the Company had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in its report on the financial statements for such years.

During the fiscal years ended January 31, 2004 and 2005, there were no “reportable events” (as described in Regulation S-K Item 304(a)(1)(v)).

In response to the Company’s request, KPMG has furnished the Company with a letter addressed to the SEC stating it agrees with the above statements.

One or more representatives of Deloitte & Touche will be present at the Meeting, will have an opportunity to make a statement as he or she may desire and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

During Fiscal 2007, the Audit Committee was comprised of three independent directors of the Company (as independence is defined under NASDAQ’s listing standards and the rules and regulations of the SEC). In addition, the Board of Directors has determined that during Fiscal 2007, two members of Audit Committee, Joel S. Lawson III and Scott A. Belair, qualified as “audit committee financial experts” as defined by the SEC in Item 401(h) of Regulation S-K.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Its purpose is to monitor the integrity of the financial statements, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent accountants, and appoint the independent accountants. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for Fiscal 2007 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent accountants, Deloitte & Touche, LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the independent accountants such other matters as are required under Statement of Auditing Standards No. 61 and other generally accepted auditing standards. In addition, the Committee has discussed with the independent accountants the accountants’ independence from management and the Company, including the matters in the written disclosures and the letter received by the Committee, as required by the Independence Standards Board Standard No. 1 and considered the compatibility of nonaudit services with the accountants’ independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for the audit. The Audit Committee met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2007 for filing with the SEC.

Joel S. Lawson III, Chairman of the Audit Committee

Scott A. Belair

Robert H. Strouse

AUDIT AND OTHER FEES

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to the Company for services rendered by our principal independent accountants, Deloitte & Touche LLP (“Deloitte & Touche”), for the fiscal years ended January 31, 2007 and January 31, 2006:

	Fiscal 2007	Fiscal 2006
Audit Fees – professional services rendered for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s forms 10-Q	$670,000	$582,420
Audit-Related Fees – assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.	$4,864	—
Tax Fees – professional services rendered in preparing the Company’s federal, state and international tax returns; tax advice related to requests for tax accounting method changes with the Internal Revenue Service and preparation of related forms; and assistance with various federal, state income tax and franchise tax examinations, including miscellaneous inquiries.	—	—
All Other Fees – represents the annual charge for a web based accounting research tool.	$1,500	$1,500

Total Fees	$676,364	$583,920

Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures

During the Company’s fiscal year ended January 31, 2004, the Audit Committee established a pre-approval policy pursuant to which it has granted its approval for Deloitte & Touche to perform certain audit, audit-related, tax and other services up to specified aggregate fee levels for each service. The Audit Committee periodically reviews and revises, if necessary, the list of pre-approved services that Deloitte & Touche may provide. The Audit Committee’s policy also provides that any proposed services that are not specifically pre-approved pursuant to the policy, as well as any proposed services that exceed pre-approved cost levels established in the policy, will require the Audit Committee’s separate pre-approval. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members, who must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% Shareholders”) to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by it and a written representation from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during Fiscal 2007, all filing requirements applicable to its officers, directors and 10% Shareholders under Section 16(a) were complied with on a timely basis.

PROPOSALS FOR 2008 ANNUAL MEETING

Shareholder proposals for the 2008 Annual Meeting of Shareholders must comply with applicable SEC rules and regulations and must be received by the Secretary of the Company prior to December 21, 2007 to be considered for inclusion in the Company’s Proxy Statement for that meeting. If the December 21, 2007 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2008 Annual Meeting of Shareholders, although it will not be included in the Proxy Statement, if it is received no later than March 6, 2008. If notification of a shareholder proposal is not received by March 6, 2008, the Company may vote, in its discretion, any and all of the proxies received in its solicitation against such proposal.

COST OF SOLICITATION

The cost of soliciting proxies will be borne directly by the Company. Solicitation may be made by mail, personal interview or telephone or other electronic means by certain officers and other employees of the Company who will receive no additional compensation therefor. The Company will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners for whom they hold shares.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112, (Tel: 215-454-5500); (Fax: 215-454-4660). If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

ADDITIONAL INFORMATION

This Proxy Statement is accompanied by the Company’s Annual Report on Form 10-K for Fiscal 2007, as filed with the SEC (except for exhibits). Requests for additional copies of such Form 10-K should be directed to the Company at the address set forth on the cover of this Proxy Statement, Attention: Investor Relations.

The Reports of the Compensation Committee of the Board of Directors on Executive Compensation and the Audit Committee included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates those portions of this Proxy Statement by reference therein.

It is important that your shares be represented at the Meeting. If you are unable to be present in person, we respectfully request that you sign the enclosed Proxy Card and return it to us in the enclosed stamped and addressed envelope as promptly as possible.

By Order of the Board of Directors,

Richard A. Hayne

Chairman of the Board

April 13, 2007

URBAN OUTFITTERS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Richard A. Hayne and John E. Kyees, or either of them, with full power of substitution, as the undersigned’s proxies to vote at the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) called for May 22, 2007, at 10:30 a.m. Eastern Standard Time at the corporate offices of Urban Outfitters, Inc., 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania and at any adjournment thereof.

1.	ELECTION OF DIRECTORS

Nominees:	Richard A. Hayne, Scott A. Belair, Harry S. Cherken, Jr., Joel S. Lawson III, Glen T. Senk and Robert H. Strouse.

☐	FOR the nominees listed above (except as noted to the contrary below)	☐	WITHHOLD AUTHORITY to vote for the nominees listed above

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) on the line below.)

2.	SHAREHOLDER PROPOSAL TO ADOPT A REVISED VENDOR CODE OF CONDUCT.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE

(Continued on reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND AGAINST PROPOSAL 2.

You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

Date: _______________________________, 2007

Signature of Shareholder

Signature of Shareholder

Email: ___________________________________

Please sign exactly as your name appears hereon, date and return promptly. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing.